Exhibit 5.1

November 20, 2020

Brighthouse Financial, Inc.

11225 North Community House Road

Charlotte, North Carolina 28277

Brighthouse Financial, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (Registration No. 333-227190) (the “Registration Statement”) and the Prospectus Supplement, dated November 10, 2020 (the “Prospectus Supplement”), to the Prospectus, dated September 5, 2018, of Brighthouse Financial, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”), relating to the issuance and sale by the Company of 23,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of the Company’s 5.375% Non-Cumulative Preferred Stock, Series C (the “Series C Preferred Stock”), and in the aggregate representing 23,000 shares (the “Preferred Shares”) of Series C Preferred Stock, pursuant the Underwriting Agreement, dated November 10, 2020, among the Company and the several underwriters named in Schedule 1 thereto. The Depositary Shares are evidenced by a global registered receipt (the “Global Registered Receipt”) issued pursuant to the Deposit Agreement, dated November 20, 2020 (the “Deposit Agreement”), among the Company, Computershare Inc., a Delaware corporation, and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, collectively, as depositary (the “Depositary”), and the holders from time to time of depositary receipts described therein.

In rendering the opinions expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such corporate and other organizational documents and records of the Company and such other certificates of public officials, officers and representatives of the Company and other

Brighthouse Financial, Inc.	2	November 20, 2020

persons as we have deemed appropriate for the purposes of such opinions, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and other persons delivered to us and (c) made such investigations of law as we have deemed appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents, (v) the corporate or other power and authority of the Depositary to enter into and perform its obligations under the Deposit Agreement and the Global Registered Receipt, (vi) the due authorization, execution and delivery of the Deposit Agreement by the Depositary, (vii) the due authorization, execution, delivery and issuance of the Global Registered Receipt by the Depositary, (viii) the enforceability of the Deposit Agreement and the Global Registered Receipt against the Depositary, (ix) that the statements required by Section 151(f) of the General Corporation Law of the State of Delaware will be furnished in accordance therewith and (x) that, upon the issuance of the Preferred Shares by the Company, such issuance was duly recorded in the stock ledger of the Company.

Based upon and subject to the foregoing and the qualifications and limitations hereinafter set forth, we are of the opinion that:

1.     The Preferred Shares are validly issued, fully paid and non-assessable.

2.     The Depositary Shares are validly issued and entitle the holder thereof to the benefits provided therein and in the Deposit Agreement.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed on November 20, 2020, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Validity of Securities” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Debevoise & Plimpton LLP